CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 24, 2007, relating to the financial statements and financial highlights which appear in the March 31, 2007 Annual Report to Shareholders of the Quant Small Cap Fund, Quant Long/Short Fund, Quant Emerging Markets Fund and Quant Foreign Value Fund (each a fund of the Quantitative Group of Funds d/b/a the Quant Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

July 27, 2007